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                                  APPENDIX "A"


RESOLUTION NO.1

It is acknowledged by all parties that exploration activities must be conducted as cost effectively as possible with particular regard to the risk/reward aspects of each and every expenditure.

It was agreed that the earning provisions of the Farmout Agreements between Dublin International Petroleum (Egypt) Limited ("Dublin") (Farmor) and GHP Exploration (Egypt) Ltd. ("GHP") (Farmee) and Drucker Petroleum
Inc.("Drucker") (Farmee) did not necessarily represent the most efficient use of funds by requiring a deep test, regardless of technical merit.

It was therefore unanimously agreed that the Farmout Agreement between Dublin and GHP dated April 27, 1998 be amended as follows:

- The corporate name of the Farmee be changed "to "GHP Exploration (West Gharib) Ltd.

- "Clause I :0 1 -"Contract Depth" means a depth sufficient to adequately evaluate the full potential of the Rudeis Sand but to a depth of no less than 200 feet below the top of the uppermost sand in the Rudeis Formation."

- "Clause 2.03- GHP shall be obligated to bear and pay sixty percent (60%) of the costs and expenses associated with the drilling of one or more exploratory wells to Contract Depth including casing to total depth and subsequent testing approved by the Parties or abandonment of the said well(s) in the Initial Exploration Period. When total cumulative costs incurred in drilling and completing or abandoning the said well(s) equal to one million two hundred and fifty thousand United States Dollars (US$1,250,000), or a maximum cost to GHP of seven hundred and fifty thousand United States Dollars (US$750,OOO); GHP thereafter shall pay thirty percent (30%) of all costs and expenses with any further activity related to the well(s)."

APPROVED AND ACCEPTED

DUBLIN INTERNATIONAL PETROLEUM (EGYPT) LIMITED



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 EDWARD L. MOLNAR, PRESIDENT





GHP EXPLORATION (WEST GHARIB) LTD.



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BARRY D. LASKER, PRESIDENT





Resolution 1 Amend. WG FO
20F